Exhibit 10.6

AMENDMENT NO. 2 TO

SKYX PLATFORMS CORP.

CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made as of January 16, 2026 by and between SKYX Platforms Corp., a Florida corporation (the “Company”), and _______ (the “Holder”).

WHEREAS, the Company issued to the Holder a Convertible Promissory Note dated March 29, 2024 (as amended on June 30, 2025, the “Note”); and

WHEREAS, the parties desire to amend the Note, and pursuant to Section 10 of the Note, an amendment contemplated by the parties must be contained in an instrument in writing signed by the parties.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Note

2. Amendments to the Note.

(a)	Section 1(a) of the Note is hereby deleted and replaced with the following:

“(a) Unless sooner repaid converted in accordance with Section 2, the unpaid Principal Amount of this Note and all unpaid interest accrued thereon is due and payable on June 1, 2026 (the “Maturity Date”). Upon payment in full of the Principal Amount, or conversion of this Note in full pursuant to the terms hereof, this Note shall be surrendered to the Company for cancellation.”

(b)	Section 3(d) of the Note is hereby deleted and replaced with the following:

“(d) Beginning on July 1, 2025 and continuing on the first day of each month through and including January 1, 2026, the Company shall pay to the Holder an amount equal to $100,000 US dollars in cash or such form(s) as agreed to by both parties (each, an “Initial Monthly Payment”, and collectively, the “Initial Monthly Payments”). The Initial Monthly Payments shall be applied first toward the payment of to all interest outstanding under the Note through June 30, 2025, and thereafter toward the Principal Amount of the Note.

Beginning on February 1, 2026 and continuing on the first day of each month through and including May 1, 2026, the Company shall pay to the Holder an amount equal to $100,000 US dollars in cash or such form(s) as agreed to by both parties (each, an “Subsequent Monthly Payment”, and collectively, the “Subsequent Monthly Payments”). The Subsequent Monthly Payments shall be applied first toward the payment of to all interest outstanding under the Note through January 31, 2026, and thereafter toward the Principal Amount of the Note”.

3. Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Note are and will remain in full force and effect and are hereby ratified and confirmed by the parties. Each reference in the Note to “this Note,” “the Note,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Note in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Note, will mean and be a reference to the Note as amended by this Amendment.

4. Miscellaneous. This Amendment constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment. This Amendment is governed by, and construed in accordance with, the laws of the State of Florida, without regard to the conflict of laws provisions of such State. This Amendment may be executed in any number of counterparts and by electronic transmission or facsimile, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:	HOLDER:
SKYX PLATFORMS CORP.

By:	By:
Name:
Title:

SKYX Platforms Corp. dba SKYX Technologies 2855 W. McNab Road Pompano Beach, FL 33069

January 28, 2026

Mihran Berejikian Michael Lack	Nancy Berejikian

Dear Mihran, Nancy and Mike,

This letter agreement (this “Letter”) sets forth the mutual agreement between SKYX Platforms Corp. (“SKYX”) and Mihran Berejikian, Nancy Berejikian and Michael Lack (each, an “Advisor”, and collectively, the “Advisors”) concerning the matters set forth below.

SKYX and the Advisors desire to enter into this Letter to memorialize certain agreements between the parties, as more specifically set forth herein. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Monthly Stock Award. SKYX shall grant to each of Mihran Berejikian, Nancy Berejikian and Michael Lack a restricted stock award (each, a “Monthly Stock Award”) of a number of shares of common stock of the Company calculated based on the Share Calculation Formula (defined below) on the first day of each calendar month starting with February 1, 2026 and ending on June 1, 2026 (each, an “Award Date”). The “Share Calculation Formula” means the formula to determine the number of shares of common stock issuable for each Monthly Stock Award by dividing USD $83,333.33 by the lesser of (a) the opening price per share of common stock of the Company as reported by the Nasdaq on the Award Date (or if such date is not a trading day, the closing price per share on the last trading day prior to such date), or (b) USD $2.25, rounded up to the next whole number.

2. Fixed Stock Award. SKYX shall grant to each of Mihran Berejikian, Nancy Berejikian and Michael Lack a restricted stock award consisting of 5,616 shares of common stock of the Company (each, a “Fixed Stock Award”), vesting on June 1, 2026, for services to the Companies.

The Monthly Stock Awards and Fixed Stock Awards shall be issued pursuant to SKYX’s 2021 Stock Incentive Plan (the “Plan”), and shall be deemed granted pursuant to approval by SKYX’s Compensation Committee in accordance with the Plan and applicable law.

3. Term of Employment Agreements. With respect to each Executive Employment Agreement dated April 28, 2023 between SKYX or its affiliate, on one hand, and Mihran Berejikian and Michael Lack on the other (each, an “Employment Agreement”), the parties have agreed to enter into an amendment to extend the term of each Employment Agreement through December 31, 2026.

4. Payment of Advisor’s Note. With respect to each Convertible Promissory Note issued by SKYX to an Advisor on March 29, 2024 (as amended on June 30, 2025, a “Note”), each Advisor hereby agrees to credit USD $50,000 toward the payment of principal and interest due under Section 3(d) of such Note on the first day of each calendar month from February 1, 2026 to June 1, 2026, for a total credit amount per Advisor equal to USD $250,000.

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5. Holder’s Attorneys’ Fees. SKYX agrees to pay up to $5,000 of the attorneys’ fees and costs incurred by the Holders in the negotiation, preparation and execution of this Letter, and related advice and analysis, whenever incurred, on or before January 31, 2026. Payment of such attorneys’ fees and costs shall be made directly to Dickinson Wright PLLC for any such attorneys’ fees and costs that are currently owed to Dickinson Wright PLLC (“DW”) but have not been paid by Holders as well as any attorneys’ fees and costs incurred by not yet billed to Holders by DW. Holders shall provide SKYX with the amounts to be paid to DW and Holders pursuant to this Section 5.

6. Miscellaneous.

(a) Limited Effect. This Letter replaces in its entirety the letter agreement concerning the matters above between the parties dated January 28, 2026, and shall be deemed effective as of January 28, 2026. Except as expressly provided in this Letter, all of the terms and provisions of the letter agreement between the parties dated June 30, 2025 (the “Prior Letter”) are and will remain in force, and this Letter shall not be deemed to modify, extend or otherwise alter the parties’ rights or obligations under the Prior Letter.

(b) Governing Law. This Letter shall be governed shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida.

(c) Binding Agreement. This Letter, together with the Prior Letter, embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

(d) Counterparts. This Letter may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Electronic signatures and signed counterparts delivered by facsimile, PDF or other electronic means will have the same validity as original signed counterparts delivered manually.

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Please indicate your agreement to the foregoing by signing a copy of this Letter where indicated below and returning it to SKYX, whereupon this Letter will constitute a binding agreement between the parties hereto effective as of the date first set forth above.

Sincerely,

/s/ Leonard J. Sokolow
Leonard J. Sokolow
Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED BY:

/s/ Mihran Berejikian
Mihran Berejikian

/s/ Nancy Berejikian
Nancy Berejikian

/s/ Michael Lack
Michael Lack

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